Exhibit 99.28(d)(1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 10th day of May, 2017, between Asset Management Fund (the “Trust”), a Delaware statutory trust having its principal place of business at 690 Taylor Road, Suite 210, Gahanna, Ohio 43230 on behalf of the Funds listed on Schedule A, and Austin Atlantic Asset Management Co. (the “Investment Adviser”), an investment adviser having its principal place of business at 1 Alhambra Plaza, Suite 100, Coral Gables, Florida 33134.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940 (the “Advisers Act”), as amended; and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory and management services to certain investment portfolios of the Trust and may retain the Investment Adviser to serve in such capacity with respect to certain additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (each investment portfolio is individually referred to herein as a “Fund” and collectively as the “Funds”) and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows with respect to the Funds:

1.	Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Fund(s) for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties by executing a new Schedule A, which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.	Delivery of Documents. The Trust has furnished the Investment Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust’s First Amended and Restated Declaration of Trust dated September 22, 2006, and any and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the “Commission”), and all amendments thereto;

(e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), if applicable, and under the 1940 Act as filed with the Commission and all amendments thereto; and

(f)	the most recent Prospectus, Summary Prospectus (if applicable) and Statement of Additional Information of each of the Funds (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will provide a continuous investment program for the Fund(s), including investment research and management with respect to all securities and investments and cash equivalents in the Fund(s). The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund(s). The Investment Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Prospectus, the provisions of the Declaration of Trust and By-Laws and any resolutions of the Trust’s Board of Trustees. The Investment Adviser further agrees that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to its other accounts for which it has investment responsibilities;

(b)	will conform with the 1940 Act and all applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c)	will conform with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder and will use best efforts to manage each Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued under the Code (unless otherwise specified in the Prospectus);

(d)	will place or cause to be placed orders for a Fund either directly with the issuer or with any broker or dealer. Subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Adviser may effect securities transactions which cause the Fund to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Investment Adviser determined in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer utilized by the Investment Adviser. However, a broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Investment Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Investment Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares. In no instance will portfolio securities be purchased from or sold to the Trust’s principal underwriter(s), the Investment Adviser, or any affiliated person of the Trust, the Trust’s principal underwriter(s), or the Investment Adviser, except to the extent permitted by the 1940 Act and the Commission;

In addition, the Investment Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of portfolio securities with similar orders being made simultaneously for other accounts managed by the Investment Adviser or its affiliates, if in the Investment Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to a Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Investment Adviser and any of its affiliates involved in such transaction shall be to allocate the securities or other assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund acknowledges that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the portfolio securities obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Investment Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Investment Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Investment Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities or instruments for another client.

(e)	will maintain all books and records with respect to the securities transactions of the Fund(s) and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may request;

(f)	will provide the Trust’s custodian with respect to each Fund on each business day with information relating to all transactions concerning the assets belonging to such Fund, except redemptions of and any subscriptions for shares of such Fund and will cooperate with and provide reasonable assistance to the officers of the Trust, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(g)	will provide such sub-certifications as officers of the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by the Trust;

(h)	will provide assistance to the Board of Trustees in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by the Trust;

(i)	will provide services hereunder pursuant to the applicable sections of the Trust’s Compliance Manual (a copy of which has been provided to Investment Adviser prior to the date of this Agreement), as amended from time to time (such amendments to be provided to the Investment Adviser in writing), and other policies and procedures adopted from time to time by the Board of Trustees of the Trust and made available in writing to the Investment Adviser; and

(j)	will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund(s), including a Fund’s portfolio holdings, and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

The Investment Adviser may, subject to the approval of the Trust’s Board of Trustees and Fund shareholders (as necessary after taking into account any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely), appoint a sub-adviser to provide the services contemplated hereunder; provided, however, that the Investment Adviser shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-adviser and provided further, that the Investment Adviser shall be responsible, to the extent provided in Section 8 hereof for all acts of such sub-adviser as if such acts were its own.

4.	Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

The Investment Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust in any way, nor otherwise be deemed an agent of the Trust.

5.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by the Investment Adviser under Rule 31a-1 under the 1940 Act.

6.	Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any, taxes, borrowing costs (such as dividend expenses on securities sold short and interest)) purchased for the Fund. The Investment Adviser shall not be obligated under this Agreement to pay expenses of or for the Trust or any Fund not expressly assumed by the Investment Adviser in this Section 6 or as the Investment Adviser may voluntarily assume in writing.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, based upon average net assets of such Fund, as set forth on Schedule A hereto. Such fee for each Fund shall be computed daily and paid monthly. The fee attributable to a Fund shall be the obligation of that particular Fund and not of any other Fund. The obligation of each Fund to pay the above-described fee to the Investment Adviser will begin as of the effective date of this agreement for such Fund as set forth on Schedule A and terminate upon the termination of this Agreement with respect to such Fund. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Investment Adviser may, in its sole and absolute discretion and from time to time, waive all or any portion of its advisory fee in writing.

8.	Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award for damages shall be limited to the periods and amounts set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.	Duration and Termination. This Agreement will become effective with respect to each Fund upon the date listed for such Fund on Schedule A, provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for an initial term of two years from its original effective date for such Fund. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated by the Trust upon written notice to the Investment Adviser that the Investment Adviser is in material breach of this Agreement, unless the Investment Adviser cures such breach to the reasonable satisfaction of the Trust within thirty (30) days after written notice, provided that such thirty (30) day cure period shall be extended by an additional thirty (30) days if the Investment Adviser is in the process of attempting in good faith to remedy such breach. In addition, the Trust has the right to terminate this Agreement upon immediate notice if the Investment Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

10.	Representations of the Investment Adviser. The Investment Adviser represents, warrants and agrees that:

(a)	The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, upon written request from the Trust, will provide the Trust with a copy of such code of ethics.

(b)	The Investment Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Investment Adviser by applicable law and regulations, except to the extent that any failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Investment Adviser’s ability to perform its obligations under this Agreement.

(c)	The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement.

(d)	The Investment Adviser has provided the Trust with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments thereto to the Trust at least annually. Such amendments shall reflect all changes in the Investment Adviser’s organizational structure, professional staff or other significant developments affecting the Investment Adviser, as and to the extent required by the Advisers Act.

(e)	The Investment Adviser maintains, and will maintain during the duration of this Agreement, errors and omissions or professional liability insurance coverage in such amounts, with such deductibles and covering such risks as are customarily carried by investment advisers engaged in similar business as the Adviser in the United States.

(f)	The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Adviser is a party, except to the extent that such conflict or violation could not reasonably be expected to have a material adverse effect on Investment Adviser’s ability to perform its obligations under this Agreement.

11.	Disclosure. (a) The Investment Adviser agrees that it shall promptly notify the Trust: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Investment Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Investment Adviser, financial or otherwise, that materially and adversely affects its ability to perform services under this Agreement; or (iv) upon having a reasonable basis for believing that, as a result of the Investment Adviser’s investing the assets of a Fund, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective(s), policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law.

(b) The Investment Adviser shall immediately forward, upon receipt, to the Trust any correspondence from the SEC or other regulatory authority that relates to the Trust or any Fund, including SEC inspection reports.

(c) The Investment Adviser has reviewed the disclosures about the Investment Adviser and its management of each Fund contained in the Prospectus and represents and warrants that, with respect to the information about the Investment Adviser furnished or confirmed by the Investment Adviser in writing for use in the Prospectus (the “Adviser Information”), such document contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.

(d) The Investment Adviser agrees to notify the Trust promptly of any Adviser Information in the Prospectus that becomes untrue in any material respect, (ii) any omission of a material fact in the Adviser Information which is required to be stated therein or necessary to make the statements contained therein not misleading, or (iii) any reorganization or change in the Investment Adviser, including any change in its ownership or key employees, including portfolio managers to any Fund who are employees of the Investment Adviser, which would be reasonably expected to have a material impact on Investment Adviser’s management of the Funds.

12.	Use of Name. The Trust and the Investment Adviser acknowledge that all rights to the name “Asset Management Fund” or any variation thereof belong to the Trust. The Trust and the Investment Adviser acknowledge that all rights to the name “Austin Atlantic” or “AAAMCO” or any variation thereof belong to the Investment Adviser and that the Trust is being granted a limited license to use “Austin Atlantic” or “AAAMCO” in its name, in the name of any of the Funds or in the name of any class of shares. In the event that the Investment Adviser ceases to be an adviser to the Trust, the Trust’s right to the use of the name “Austin Atlantic” or “AAAMCO” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to “Austin Atlantic” or “AAAMCO” may also be withdrawn by the Investment Adviser during the term of this Agreement upon ninety (90) days written notice by the Investment Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, the Investment Adviser’s right to use the name “Austin Atlantic” or “AAAMCO” in the name of, or in connection with, any other business enterprises with which the Investment Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

13.	Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust to the Investment Adviser, or collected or retained by the Investment Adviser in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. The Investment Adviser shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of the Investment Adviser, except in connection with the performance of the Investment Adviser’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Investment Adviser represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Investment Adviser represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The provisions of this Section shall survive the termination of this Agreement.

14.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally or without the mutual agreement by the parties, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

15.	Notices. Notices of any kind to be given to the Investment Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Investment Adviser at 1 Alhambra Plaza, Suite 100, Coral Gables, Florida 33134, or at such other address or to such other individual as shall be specified by the Investment Adviser in accordance with this Section 15. Notices of any kind to be given to the Trust by the Investment Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 690 Taylor Road, Suite 210, Gahanna, Ohio 43230, Attention: President, or at such other address or to such other individual as shall be specified by the Trust in accordance with this Section 15.

16.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware.

17.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

18.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.	Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

20.	Captions. The captions of the sections are for descriptive purposes only and are not intended to limit or otherwise affect the content of this Agreement.

21.	No Third Party Beneficiaries. For avoidance of doubt, this Agreement does not create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors and permitted assigns.

22.	Miscellaneous. Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund(s) by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the applicable Funds of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Asset Management Fund, on behalf of the Funds listed on Schedule A

By:	/s/ Dana Gentile

Name:	Dana Gentile

Title:	President

Austin Atlantic Asset Management Co.

By:	/s/ S. Sean Kelleher

Name:	S. Sean Kelleher

Title:	President

DATED: May 10, 2017

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN ASSET MANAGEMENT FUND

AND

Austin Atlantic Asset Management Co.

Name of Fund	Compensation*	Effective Date

Large Cap Equity Fund	Annual rate of 0.65% of the average daily net assets of the Fund for the first $250 million and 0.55% of the average daily net asset of the Fund for assets over $250 million.	May 10, 2017

Ultra Short Mortgage Fund	Annual rate of 0.45% of the average daily net assets of the Fund on the first $3 billion; 0.35% of the average daily net assets of the Fund for the next $2 billion of assets; and, 0.25% of the average daily net assets of the Fund in excess of $5 billion of assets. The Fund shall reduce the advisory fee to be paid by the amount of any advisory fees paid to other investment companies relating to such Fund’s investment in such investment companies securities.	May 10, 2017

Asset Management Fund

By:	/s/ Dana Gentile

Name:	Dana Gentile

Title:	President

Austin Atlantic Asset Management Co.

By:	/s/ S. Sean Kelleher

Name:	S. Sean Kelleher

Title:	President

* All fees are computed daily and paid monthly.